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                                                                     EXHIBIT 5.1


                        Law Offices                           Baltimore, MD
          Ballard Spahr Andrews & Ingersoll, LLP                Camden, NJ
                 1225 17th Street, Suite 2300                 Philadelphia, PA
                 Denver, Colorado 80202-5596                 Salt Lake City, UT
                        303-292-2400                            Voorhees, NJ
                      Fax: 303-296-3956                        Washington, DC
                   Lawyers@ballardspahr.com

                                 March 31, 2003

Navidec, Inc.
6399 Fiddler's Green Circle, Suite 300
Greenwood Village, Colorado  80111

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Navidec, Inc., a Colorado corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended,
(i) the resale of 138,889 shares of the Company's common stock, no par value, issuable upon the conversion of $250,000 aggregate principal amount of its Series I 5% Convertible Debentures due 2004 (the "Conversion Shares"); (ii) the issuance of 788,692 rights (the "Rights") to shareholders of record on November 15, 2002, and Series I 5% Convertible Debenture holders of record on November 15, 2002 who convert to the Company's common stock prior to the expiration of the Rights Offering; and (iii) the issuance of 788,692 common shares underlying the exercise of outstanding purchase Rights (the "Purchase Shares").

         In that connection, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that the Conversion Shares, when issued upon conversion of the Series I 5% Convertible Debentures in accordance with their terms, will be legally issued, fully paid and non-assessable. We are of the opinion that the Rights when issued in accordance with their terms, will be validly issued and non-assessable and constitute the legal, valid and binding obligation of the Company enforceable in accordance with their terms, subject to limitations on enforceability resulting from the laws of bankruptcy and insolvency generally effecting contract rights
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and remedies. We are also of the opinion that the Purchase Shares, when issued upon exercise of the Purchase Rights, will be validly issued, fully paid and nonassessable.



         This opinion is limited to the matters expressly stated herein. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Colorado. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

         We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                                   Very truly yours,

                                   /s/  BALLARD SPAHR ANDREWS & INGERSOLL, LLP